Exhibit 23.01

consent of independent registered public accounting firm

Genie Energy Ltd.

Newark, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-283766, 333-275719 and 333-262602) of Genie Energy Ltd. of our reports dated March 14, 2025, relating to the consolidated financial statements and the effectiveness of the Genie Energy Ltd.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024.

/s/ Zwick CPA, PLLC

Southfield, Michigan
March 14, 2025